Exhibit 23.5
IMS Health
7, Harewood Avenue
London
NW1 6JB
AstraZeneca PLC
Legal & Secretary’s Department
15 Stanhope Gate
London
W1K 1LN
For the attention of Graeme Musker
By fax 020 7304 5196 & by post
Date
31 August 2007
Dear Ladies and Gentlemen:
In connection with the filing of the accompanying Registration Statement on Form F-3 (the “Form F-3”) of AstraZeneca PLC (“AstraZeneca”), IMS Health hereby authorises AstraZeneca to refer to IMS Health and certain pharmaceutical industry data derived by IMS Health, as identified on the pages included in Exhibit 15.4 to AstraZeneca’s Annual Report and Form 20-F Information for the fiscal year ended December 31, 2006 (the “Annual Report”), which Annual Report is incorporated by reference in the accompanying Form F-3 of AstraZeneca, subject to the same acknowledgements and agreements as set forth in our letter included in Exhibit 15.4 to the Annual Report.
Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorisation will not become effective until accepted and agreed by AstraZeneca.
Very truly yours,
/s/ Clive Savage
Clive Savage
Senior Director, Corporate Communication, EMEA
For and on behalf of IMS Health

ACCEPTED AND AGREED this 31st day of August 2007: AstraZeneca PLC
By:	/s/ Graeme Musker

Name: Graeme Musker
Title: Group Secretary and Solicitor